Exhibit 10.49
PURCHASE AND SALE AGREEMENT
between
SPIEGEL ACCEPTANCE CORPORATION,
as Seller
- and -
eCAST SETTLEMENT CORPORATION,
as Buyer
Dated and Effective as of
December 5, 2007

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into this 5th day of December, 2007 (the “Closing Date”), by and between SPIEGEL ACCEPTANCE CORPORATION, a Delaware corporation with an office and principal place of business c/o Eddie Bauer Holdings, Inc. at 10401 NE 8th Street, Suite 500, Bellevue, Washington 98004 (“Seller”), and eCAST SETTLEMENT CORPORATION, a Delaware corporation with an office and principal place of business at 383 Madison Avenue, New York, New York 10179 (“Buyer”).
W I T N E S S E T H:
WHEREAS, Seller desires to sell certain Accounts (as defined herein);
WHEREAS, Buyer has reviewed and evaluated, to Buyer’s full satisfaction, the Accounts, and the documents and records relating to the Accounts made available by Seller;
WHEREAS, Buyer was the successful bidder for purchase of the Accounts for the consideration and under the express terms, provisions, conditions and limitations as set forth herein; and
WHEREAS, Seller is willing, subject to the express terms, provisions, conditions, limitations, waivers and disclaimers as may be expressly set forth herein, to sell, transfer, assign and convey to Buyer all of Seller’s right, title and interest, in, to and under the Accounts.
NOW, THEREFORE, in consideration of the mutual promises herein set forth and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:
ARTICLE I
DEFINITIONS
For purposes of this Agreement, the following terms shall have the meanings indicated:
"Account” means each and any of the charged-off private-label credit card accounts which has become subject to a Chapter 13 Proceeding or other bankruptcy proceeding identified on Exhibit A attached hereto and made a part hereof and to be sold by Seller to Buyer under the terms, conditions and provisions of this Agreement and includes for each of the Accounts identified on Exhibit A, all obligations owed to Seller from each Obligor with respect to each Account, and the interest of Seller in the bankruptcy to which Seller is a party or claimant relating to any of the Accounts.
"Account Balance” means the claim amount or, if no claim has been filed or the claim amount is not available, the account balance reflected in Servicer’s records as of the Cutoff Date and reflected on the Account Schedule. It is possible that (i) payments or other consideration may have been made or distributed by or on behalf of any Obligor on or prior to the Cutoff Date that are not reflected in the Account Balance, or (ii) the Account Balance may reflect payments or other consideration made or distributed by or on behalf of an Obligor which have been deposited and credited to the balance of the Account, but which may subsequently be dishonored and thus returned to Seller. Any such payment is hereinafter individually referred to as an “Obligor Payment” and all such payments are hereinafter referred to collectively as the “Obligor Payments.” In either case, the Account Balance shall be adjusted post-closing to the extent discrepancies are later discovered, and Buyer shall be entitled to a partial refund of the Allocated Account Price as set forth in Section 2.5.

“Account Classification” means the classification shown on the Account Schedule for the sole purpose of specifying certain matters herein.
“Account Documents” means, to the extent available, the original or any copy (including any microfilm, microfiche, photocopy or machine-readable format) of the account statements, payment histories, collection notes and correspondence from Obligors.
“Account Schedule” means the schedule, in electronic form, attached hereto as Exhibit A and made a part hereof, setting forth the following information for each Account: the Account number, the name of primary Obligor, the Account Balance and the Account Classification.
“Agreement” means this Purchase and Sale Agreement, including the cover page and all Addenda, Exhibits and Schedules hereto.
“Allocated Account Price” means the individual price of any Account sold hereby which is calculated as the product of the Purchase Price Percentage and the Account Balance for such Account sold hereby.
“Business Day” means any day on which banks in the State of Washington are open for business other than a Saturday, a Sunday or a federal holiday.
“Buyer Claims” has the meaning set forth in Section 9.2 of this Agreement.
“Chapter 13 Proceeding” means a proceeding under Chapter 13 of the U.S. Bankruptcy Code, pursuant to which an individual formulates a plan for the payment of his or her debts.
“Claim” or “Claims” means a Buyer Claim or a Seller Claim, individually or collectively.
“Claim Verification Date” means the date by which Buyer shall be required to complete its determination of Eligible Accounts (as further described in Article V), which date shall be no later than 180 days following the Closing Date.
“Closing” means the consummation of the transaction under this Agreement pursuant to which Buyer pays the Purchase Price to Seller and Seller delivers the Transfer Documents to Buyer.
“Computer File” means the computer file or files to be sent by e-mail or Federal Express priority delivery by Servicer (as defined herein) to Buyer no later than the fifth Business Days from the date of this Agreement. The file(s) shall be in a mutually acceptable electronic format, and shall contain Account-specific information for each of the Accounts sold hereby. Seller will use its best efforts to ensure the accuracy and completeness of the data. The Computer File shall include, but shall not be limited to, the following fields to the extent applicable and available as of the Cutoff Date for each Account: (i) Account Balance, (ii) account number, (iii) name, last known address and last known phone number of the Obligor, (iv) social security number of the Obligor, (v) date of last payment, (vi) last payment amount, (vii) interest rate, (viii) charge-off date, (ix) open date, (x) last 12-month payment history by month and (xi) bankruptcy data returned from a BANKO scrub, including filing date, chapter, case number and case disposition status. Buyer acknowledges that Servicer’s records reflect payments by Obligors returned for insufficient funds (“NSFs”) in the manner described in Exhibit D attached hereto.
“Cutoff Date” means midnight Eastern Standard Time on October 31, 2007 on which date the Account Balances shall be determined for purposes of calculating the Purchase Price and Allocated Account Prices.
“Defective Account” shall have the meaning set forth in Section 6.2.

“Eligible Account” means an Account that, as of the Cutoff Date, meets the Eligibility Requirements.
“Eligibility Requirements” means the requirements as set forth in Section 6.2 for any Account to qualify as an Eligible Account.
“Escrow Agent” means The Bank of New York Trust Co., N.A, a national banking association.
“Escrow Agreement” means an escrow agreement of even date herewith between Seller and Escrow Agent governing the disbursement of the Holdback which will be deposited at Closing into an escrow account held by Escrow Agent.
“Holdback” means thirty percent (30%) of the Purchase Price (herein, “Holdback Funds”) which shall be withheld from the Purchase Price at Closing and deposited in an escrow account held by Escrow Agent pursuant to the Escrow Agreement for a period following the Closing Date (as further described below). The Holdback shall be used for meeting Seller’s obligations pursuant to Section 2.5 and Articles VI, VIII, and IX of this Agreement (herein, collectively, “Holdback Obligations”). On the 181st day following the Closing Date (herein, “Holdback Termination Date”), the Holdback shall belong to Seller free of any restrictions imposed under this Agreement except for the amount of any Holdback Obligations that are pending on the Holdback Termination Date (herein, the “Pending Claims”). Any Pending Claims that are not resolved by agreement of Buyer and Seller on the date that is thirty (30) days after the Holdback Termination Date shall be resolved by expedited binding arbitration conducted pursuant to the rules and under the jurisdiction of the American Arbitration Association in the State of New York. Upon the occurrence of the first to occur of (i) the Holdback Termination Date, or, if there are Pending Claims, the date on which all Pending Claims have been resolved by expedited binding arbitration, or (ii) the date on which all Holdback Funds have been depleted through Seller’s fulfillment of the Holdback Obligations, Seller shall have no further Holdback Obligations under this Agreement and shall be released therefrom.
“Indemnitee” has the meaning set forth in Section 9.3 of this Agreement.
“Indemnitor” has the meaning set forth in Section 9.3 of this Agreement.
“Loan Sale Advisor” means Garnet Capital Advisors, LLC.
“Obligor” means the current and unreleased obligor on an Account.
“Other Accounts” means each and any charged-off private label credit card accounts which do not qualify as an “Account” but will be identified by Seller and transferred to Buyer at Closing without recourse and without representations or warranties, express or implied, of any type, kind, or nature, and includes for each of the Other Accounts all obligations owed to Seller from each Obligor with respect to each Other Account.
“Purchase Price” means the amount, in dollars, to purchase the Accounts as stated in Section 2.4, calculated by multiplying the aggregate Account Balances as shown on the Account Schedule by the Purchase Price Percentage.
“Purchase Price Percentage” means 10.15% for Accounts with an Account Classification of “Pool 6” and 1.10% for Accounts with an Account Classification of “Pool 7”.
“Repricing Notice” has the meaning set forth in Section 6.1 of this Agreement.
“Resale Notice” has the meaning set forth in Section 10.1 of this Agreement.

“Seller Claims” has the meaning set forth in Section 9.2 of this Agreement.
“Servicer” means CardWorks Servicing, LLC, formerly known as Cardholder Management Services, L.L.C., and its permitted successors and assigns.
“Servicing Agreement” means that certain Servicing Agreement dated as of December 15, 2006 between the Servicer and Deutsche Bank Trust Company Americas, as Owner Trustee of Spiegel Credit Card Master Note Trust, the predecessor in interest to Seller, which was assigned to and assumed by Seller as of September 26, 2007, as amended.
“Transfer Documents” means the Bill of Sale and Assignment and such other documents as Seller and Buyer reasonably agree are necessary, proper or appropriate for the legal transfer of Seller’s right, title and interest in and to the Accounts purchased pursuant to this Agreement.
“Trustee” means the trustee in a Chapter 13 Proceeding.
“UCC” means the Uniform Commercial Code as in effect in the applicable state.
ARTICLE II
PURCHASE AND SALE OF THE ACCOUNTS

Section 2.1	Agreement to Sell and Purchase Accounts. Seller agrees to sell, and Buyer agrees to purchase, the Accounts described in the Account Schedule, subject to the terms, provisions, conditions, limitations, waivers and disclaimers set forth in this Agreement. Seller agrees to transfer, and Buyer agrees to accept, without additional consideration, the Other Accounts to be identified by Seller at Closing.

Section 2.2	Agreement to Assign. At Closing, Seller shall deliver to Buyer a Bill of Sale and Assignment, in the form of Exhibit B hereto, executed by an authorized representative of Seller, which Bill of Sale and Assignment together shall sell, transfer, assign, set over, quitclaim and convey to Buyer all right, title and interest of Seller in and to each of the Accounts sold and the proceeds of the Accounts received by Seller, if any, from and after the Cutoff Date.

Section 2.3	Account Schedule. Seller has provided as Exhibit A hereto the Account Schedule setting forth all of the Accounts which Buyer has agreed to purchase and Buyer acknowledges that the same has been reviewed to its full satisfaction.

Section 2.4	Purchase Price/Payment. The Purchase Price for the Accounts is $1,648,062 which Buyer shall pay to Seller on or before 5:00 p.m. Eastern Standard Time on the Closing Date. The Purchase Price shall be paid to Seller in United States Dollars by wire transfer of immediately available funds to an account specified by Seller.

Section 2.5	Payments Received/Adjustments to Purchase Price. To the extent that Seller has received any Obligor Payments prior to the Cutoff Date, Seller has reduced the Account Balances of the applicable Accounts for purposes of calculating the Purchase Price. Buyer shall be entitled to a refund of the Purchase Price within 180 days after the Closing Date in an amount equal to the product of (i) the Purchase Price Percentage, and (ii) amount of such Obligor Payments to the extent that the Account Balances were not reduced by such Obligor Payments. Seller’s liability for refunds obligations under this Section 2.5 shall be made from and limited to the Holdback, and Buyer shall submit all requests for such refunds to Seller with a copy to Escrow Agent.

Section 2.6.	Delivery of Post-Cutoff-Date Payments and Correspondence. If Seller or Servicer shall receive any Obligor Payments after the Cutoff Date, Seller shall pay over and/or deliver the same to Buyer (less any commissions, fees and expenses due to any third-party collection agencies or attorneys for payments received between the Cutoff Date and the Closing Date) on or within 30 days of receipt of such Obligor Payments and, if deemed necessary or appropriate by Seller or Servicer, with an endorsement in the form substantially as follows: “Pay to the order of eCast Settlement Corporation without representations or warranties and without recourse.” Seller shall indicate on the records related to any of the Accounts transmitted to Buyer with any remittances made pursuant to this Section 2.6 the account number, the date of receipt of each Obligor Payment, the amount of each Obligor Payment, the commissions, fees and expenses paid thereon to any third-party collection agencies or attorneys, and any other detail reasonably required to allow Buyer to properly post the payments to its servicing system. If Seller has deposited any Obligor Payments received from any Obligor and issued a check or payment to Buyer with respect thereto, Buyer shall retain the risk that any such payment so deposited by Seller shall be returned due to insufficient funds. Seller shall have a period of 30 days after the date Seller delivers to Buyer any Obligor Payment pursuant to this Section 2.6, to notify Buyer in writing that any such Obligor Payment was returned due to insufficient funds and specifying the amount thereof, whereupon Buyer shall immediately, and not later than 30 days following receipt of such notice, pay to Seller the amount of such payment by check and identify thereon that the payment is being made pursuant to this Section 2.6. Seller will also deliver or cause Servicer to deliver to Buyer at Closing any written communications with respect to the Accounts received by Seller or Servicer after the Cutoff Date, and will use reasonable efforts to deliver or cause Servicer to deliver to Buyer any subsequent written communications related to the Accounts within 15 days of receipt thereof by Seller or Servicer, as the case may be.
ARTICLE III
TRANSFER OF ACCOUNTS AND DOCUMENTS

Section 3.1	Assignment of Accounts. On the Closing Date, after confirmation by Seller of receipt of the payment of the Purchase Price, Seller shall execute and deliver or make available to Buyer the Transfer Documents. The Bill of Sale and Assignment shall have the same effect as an individual and separate bill of sale for and assignment of each and every Account referenced therein. Buyer shall be responsible at its own expense for the recording and/or filing of the originals of any such assignments as it deems necessary or appropriate in its sole discretion.

Section 3.2	Requests for Account Documents. At Buyer’s request, from the Closing Date through the one-year anniversary of the Closing Date, Seller will cause Servicer to provide Account Documents to Buyer on a case-by-case request basis. The charge will be $10 per request with a standard 6-business day turn-around time. If a faster 4-business day turn-around is requested, the charge will be $15 per request. After the one-year anniversary of the Closing Date, Servicer may, in its sole discretion, negotiate new arrangements and pricing with Buyer for Buyer to purchase from Seller additional Account Documents. Seller, acting through Servicer, shall not be obligated to provide documentation for more than 12 Accounts per week. To the extent that Account Documents are not available, Seller shall cause Servicer to execute and deliver to Buyer affidavits of debt in a form mutually agreeable to the parties, subject to the aforementioned limitations on quantity and charge per request. Servicer shall invoice Buyer directly on a monthly basis for all charges related to the delivery of Account Documents. Buyer shall be obligated to pay Servicer in full within 15 days of receipt of such invoice.

Section 3.3	Collection/Contingency Fees. No Account sold hereunder is subject to third-party collection or contingency fees as of the Closing Date.

Section 3.5	Apportionment of Costs. Except as otherwise specifically provided in this Agreement, each party will be responsible for all fees, costs and expenses which it incurs in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby.
ARTICLE IV
SERVICING/COLLECTION

Section 4.1	Servicing/Collection After Closing Date. Unless Buyer, in its sole discretion, elects to assume Seller’s obligations under the Servicing Agreement, Seller shall terminate such Servicing Agreement prior to Closing and sell the Accounts to Buyer on a servicing-released basis. As of the Closing Date, all rights, obligations, liabilities and responsibilities with respect to the servicing of the Accounts shall pass to Buyer, and Seller shall be discharged from all responsibility for servicing the same. Buyer shall use its reasonable best efforts, consistent with the U.S. Bankruptcy Code and other applicable laws, to cause all payments made on the Accounts after the Closing Date to be made directly to Buyer.

Section 4.2.	Notification to Obligors. After the Closing Date, if reasonably necessary and permitted by law, Buyer may send a letter to any Obligor or his or her authorized representative confirming the transfer of the Obligor’s Account to Buyer. Buyer agrees that it will not send such a letter or otherwise communicate with an Obligor outside the bankruptcy process unless the Chapter 13 Proceeding in which such Obligor is involved has been dismissed.

Section 4.3	Debt Collection of Accounts. If Buyer collects or attempts to collect on an Account, Buyer and/or its agent shall at all times:
(a)	comply with all state and federal laws applicable to debt collection including without limitation, the Consumer Credit Protection Act, the Fair Credit Reporting Act and the Fair Debt Collection Practices Act;

(b)	for any Account where the statute of limitations has run, not falsely represent that a lawsuit will be filed if the Obligor does not pay; and

(c)	not charge any Obligor any charges which are unauthorized.

Section 4.4	Use of Seller’s Name. Buyer shall not use or refer to the name of Seller, any affiliate of Seller, or First Consumers National Bank and will not represent itself to be the agent, partner, or joint venturer of Seller, any affiliate of Seller, or First Consumers National Bank with respect to the Accounts. However, Buyer may use the name of Seller or an affiliate of Seller for purposes of identifying an Account in communications with the Obligors or in the caption of any litigation against Obligor (so long as it is apparent that name of Seller or its affiliate is not set forth in such caption as the party plaintiff) in order to collect amounts outstanding on the Accounts. In contacting or filing suit against an

Obligor, or selling Accounts, Buyer shall not state or represent in any way that Buyer is contacting the Obligor, filing suit or selling accounts for or on behalf of Seller, any affiliate of Seller, or First Consumers National Bank or that any of the foregoing will take any action with regard to the Account or the Obligor.

Section 4.5	Reporting to Credit Bureaus. Promptly following Closing, Seller shall cause Servicer to report the Accounts to the appropriate credit reporting agencies as having been sold/transferred. Except as required by law, Seller shall have no further obligation with respect to credit reporting with respect to the Accounts after Closing is consummated hereunder.
ARTICLE V
CLAIM VERIFICATION
Buyer will use its best efforts to determine by the Claim Verification Date whether each Account meets the Eligibility Requirements on the basis of the information provided by the Trustee or the bankruptcy court in the related Chapter 13 Proceeding, as applicable, whether through the applicable bankruptcy court, Trustee or a third-party service. On or before the Claim Verification Date, Buyer will provide to Seller a report listing each Account with respect to which Buyer has determined from information received from any Trustee, bankruptcy court or third party service, indicating that the Account does not meet the Eligibility Requirements. If Buyer provide notice to Seller that Buyer is unable to obtain information from a Trustee or bankruptcy court to verify whether any Account meets the Eligibility Requirements, Seller will cooperate fully with Buyer (a) to locate additional data or current Account information as may be necessary to identify any claim related thereto for purposes of verification by the applicable Trustee or bankruptcy court, and/or (b) to reconcile any disputed Accounts or claims between the Trustee or bankruptcy court and Seller. If, within 180 days after the Closing Date, any claim cannot be verified, Buyer and Seller having made their best efforts to verify such claim, Buyer may submit and Seller will accept such Account for repricing in accordance with the terms and conditions set forth in Article VI. As a condition to the Seller’s obligation to accept any Account for repricing under this Article V, Buyer shall be required to demonstrate to Seller’s reasonable satisfaction that it has acted in a timely manner and has diligently pursued the investigation, verification and obtaining assignment of the claims relating to such Accounts. This Article V shall only apply to Accounts with an Account Classification of “Pool 6”.
ARTICLE VI
SELLER’S OBLIGATION TO REPRICE ACCOUNTS

Section 6.1	Seller’s Obligation to Reprice Accounts. Subject to the provisions of this Article VI, Buyer may request Seller to reprice any Account (each, a “Repricing Request”) by giving written notice to Seller (with a copy to Escrow Agent) if any condition in Subsections 6.2(a) through (f) is not satisfied, provided that Buyer may only request repricing of such Account within 180 days of the Closing Date and shall aggregate its requests such that not more than one request for payment is submitted to Seller (with a copy to Escrow Agent) in any calendar month with respect to all Holdback Obligations. Seller’s liability for obligations under this Article VI shall be limited to the Holdback. This Article VI shall only apply to Accounts with an Account Classification of “Pool 6”.

Section 6.2	Defective Accounts. Any Account which fails to meet the conditions set forth below as of the Closing Date shall be considered a Defective Account:
(a)	The Obligor is not deceased and has not been granted a discharge with respect to such Obligor’s Chapter 13 Proceeding, as applicable;

(b)	Seller’s claim with respect to such Account has not been disallowed in the Chapter 13 Proceeding related thereto;

(c)	The claim amount for such Account is not more than 10% less than the related Account Balance;

(d)	Seller has filed all necessary forms and paperwork related to the Chapter 13 Proceeding of which it is aware, including but not limited to its Proof of Claim; provided, however, that to the extent that the deadline for filing such forms or paperwork has not expired and will not expire for 20 days following the Closing Date, such failure to file shall not be deemed to render such Account a Defective Account;

(e)	The Chapter 13 Proceeding has not been dismissed, completed, converted to a Chapter 7 proceeding or closed; and

(f)	The Account is scheduled for full or partial payment, or is at a stage in its Chapter 13 Proceeding at which such determination has not been made by the respective Trustee and/or ratified by the bankruptcy court.

Section 6.3	Buyer’s Obligation in Requesting Repricing. With respect to any Repricing Request, Buyer shall provide detailed information regarding the basis for such request, including, if applicable, (i) the bankruptcy court, case number and, if available, a discharge date with respect to any Account that has been discharged by the bankruptcy court, (ii) a copy of the death certificate with respect to any Account for which the Obligor is deceased, or (iii) any other documentation which is reasonably necessary to demonstrate that the Account is a Defective Account.

Section 6.4	Account Repricing Procedure: Seller’s Right of Investigation. Within 30 days of any Repricing Request made by Buyer in accordance with Section 6.3, unless Seller gives Buyer (with a copy to Escrow Agent) written notice of an objection to such Repricing Request before the sixth (6th) Business Day after Seller’s receipt of a copy thereof, Seller pay or shall cause to be paid to Buyer an amount equal to the Allocated Purchase Price for the Account that is the subject of such Repricing Request, less any amounts collected by Buyer after the Cutoff Date. Any Repricing Requests that have not been resolved by mutual agreement of Buyer and Seller before the Holdback Termination Date shall be a Pending Claim.
ARTICLE VII
REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER
Buyer hereby represents, warrants and covenants, as of the date of this Agreement and as of the Closing Date as follows:

Section 7.1	Independent Evaluation. Buyer is a sophisticated investor, has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated by this Agreement, and its bid for and decision to purchase the Accounts pursuant to this Agreement is and was based upon Buyer’s own independent evaluation of information deemed relevant to Buyer, and of the information made available to Buyer or its agents by Seller or Seller’s personnel, agents, representatives or independent contractors, which information Buyer acknowledges and agrees was in fact made available to it and which it was given the opportunity to inspect to its complete satisfaction. Buyer has relied solely on its own investigation and has not relied upon any oral or written information provided by Seller or its personnel, agents, representatives or independent contractors other than those representations and warranties contained in this Agreement. Buyer acknowledges and agrees that no employee, agent, representative or independent contractor of Seller has been authorized to make, and Buyer has not relied upon, any statements made by Seller or its employees, agents, representatives or independent contractors relating to the Accounts other than those expressly contained in this Agreement. Buyer acknowledges that Seller has attempted to provide accurate information to all prospective bidders but that Seller does not represent, warrant or insure the accuracy or completeness of any information or its sources of information contained in the materials submitted to Buyer. Buyer has made such independent investigations as it deems to be warranted into the nature, validity, enforceability, collectability, and value of the Accounts, and all other facts Buyer deems material to its purchase and is entering into this transaction solely on the basis of that investigation and Buyer’s own judgment.

Section 7.2	Authorization. Buyer is duly and legally authorized to enter into this Agreement and has complied with all laws, rules, regulations, charter provisions and bylaws to which it may be subject in connection with this Agreement and the undersigned representative is authorized to act on behalf of and bind Buyer to the terms of this Agreement.

Section 7.3	Binding Obligations. This Agreement and all of the obligations of Buyer hereunder are the legal, valid and binding obligations of Buyer, enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

Section 7.4	No Breach or Default. The execution and delivery of this Agreement and the performance of its obligations hereunder by Buyer will not conflict with any provision of any law or regulation to which Buyer is subject or conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which Buyer is a party or by which it is bound or any order or decree applicable to Buyer, or result in the violation of any law, rule, regulation, order, judgment or decree to which Buyer or its property is subject.

Section 7.5	Accounts Sold As Is. BUYER ACKNOWLEDGES AND AGREES THAT ALL ACCOUNTS, ALL DOCUMENTATION, INFORMATION, ANALYSIS AND/OR CORRESPONDENCE, IF ANY, ARE SOLD, TRANSFERRED, ASSIGNED AND CONVEYED TO BUYER ON AN “AS IS, WHERE IS” BASIS, WITH ALL FAULTS, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN. BUYER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT AND DOES NOT REPRESENT, WARRANT OR COVENANT THE NATURE, ACCURACY, COMPLETENESS, ENFORCEABILITY OR VALIDITY OF ANY OF THE ACCOUNTS, AND/OR THE ACCOUNT DOCUMENTS, EXCEPT AS EXPRESSLY PROVIDED HEREIN.

Section 7.6	Pending Litigation. There is no proceeding, action, investigation or litigation pending or, to the best of Buyer’s knowledge, threatened against Buyer which, individually or in the aggregate, may have a material adverse effect on this Agreement or any action taken or to be taken in connection with Buyer’s obligations contemplated herein, or which would be likely to impair materially its ability to perform under the terms of this Agreement.

Section 7.7	Approvals and Notices. No consent, approval, authorization, or order of, registration or filing with, or notice to, any governmental authority or court is required under federal laws, or the laws of any jurisdiction, for the execution, delivery, and performance of or compliance by Buyer with this Agreement or the consummation of any other transaction contemplated hereby.

Section 7.8	Economic Risk. The transactions contemplated by this Agreement do not involve, nor are they intended in any way to constitute, the sale of a “security” or “securities” within the meaning of any applicable securities laws, and none of the representations, warranties or agreements of Buyer shall create any inference that the transactions involve any “security” or “securities”. Buyer acknowledges, understands and agrees that the acquisition of these Accounts involve a high degree of risk and are suitable only for persons or entities of substantial financial means who have no need for liquidity and who can hold the Accounts indefinitely or bear the partial or entire loss of their value.

Section 7.9	Nondisclosure. Buyer is in full compliance with its obligations under the terms of any confidentiality agreement executed by Buyer as a condition of reviewing the information made available by Seller or its personnel, agents, representatives or independent contractors to all potential bidders for the Accounts. Furthermore, Buyer shall keep the terms of the Agreement confidential, including the that fact that it has purchased the Accounts from Seller, except for any notification to Obligors required pursuant to Section 4.2 of this Agreement.

Section 7.10	Identity. Buyer is a “United States person” within the meaning of Paragraph 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

Section 7.11	Enforcement/Legal Actions. Buyer shall not institute any enforcement or legal action or proceeding in the name of Seller, any affiliate of Seller, or any predecessor in interest of Seller. Buyer shall not make reference to any of the foregoing entities in any correspondence to or discussion with any particular Obligor regarding enforcement or collection of the Accounts, except to identify the subject debt as set forth in Section 4.4. Buyer shall comply in all respects with all applicable laws in connection with the Accounts including, but not limited to, those relating to debt collection practices, not taking any enforcement action against any Obligor that would be commercially unreasonable, and not misrepresenting, misleading, deceiving, or otherwise failing to adequately disclose to any particular Obligor the identity of Buyer as the owner of the Accounts. Buyer agrees, acknowledges, confirms and understands that there may be no adequate remedy at law for a violation of the terms, provisions, conditions and limitations set forth in this Section 7.12 and, accordingly, Seller shall have the right to seek the entry of an order by a court of competent jurisdiction enjoining any violation hereof by Buyer or Buyer’s agent.

Section 7.12	Status of Buyer. Buyer is a sophisticated purchaser that (i) is in the business of buying or originating or collecting Accounts of the type being purchased, or (ii) otherwise deals in such Accounts in the ordinary course of Buyer’s business.

Section 7.13	DTPA Waiver. Buyer has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of the transactions contemplated hereby. Further, Buyer is not in a disparate bargaining position relative to Seller. Buyer hereby waives, to the maximum extent permitted by law, any and all rights, benefits and remedies under any state deceptive or unfair trade practices/consumer protection act, with respect to any matters pertaining to this Agreement and the transactions contemplated hereby.

Section 7.14	No Collusion. Neither Buyer, its affiliates, nor any of their respective officers, partners, agents, representatives, employees or parties in interest has (i) in any way colluded, conspired, connived or agreed directly or indirectly with any other bidder, firm or person to submit a collusive or sham bid, or any bid other than a bona fide bid, in connection with the sale resulting in Buyer being the highest bidder for the Accounts subject to this Agreement, or (ii) in any manner, directly or indirectly, sought by agreement or collusion or communication or conference with any other bidder, firm or person to fix the price or prices, or to fix any overhead, profit or cost element of the bid price or the bid price of any other bidder at the sale resulting in Buyer being the highest bidder for the Accounts subject to this Agreement, or to secure any advantages against Seller.

Section 7.15	Broker. Buyer has not engaged any broker or agent in connection with this Agreement or the transactions contemplated by this Agreement or to which this Agreement relates and Buyer covenants to defend with counsel approved by Seller and hold harmless and indemnify Seller from and against any and all costs, expense or liability for any compensation, commissions and charges claimed against Seller by any broker or agent based upon a written agreement with Buyer relating to this Agreement or the transactions contemplated herein.

Section 7.16	Survival. The representations and warranties set forth in this Article VII shall survive the closing of the transactions herein contemplated.

Section 7.17	Notice of Holdback Claims. Simultaneously with its submission to Escrow Agent of any claim to satisfy a Holdback Obligation, Buyer shall provide a copy of such claim to Seller. Buyer acknowledges that the Escrow Agreement will provide that if Seller delivers to Escrow Agent a notice of objection to the payment of such claim within five (5) Business Days after receipt of a copy of any such claim, Escrow Agent shall not disburse funds from the Holdback with respect to such claim until the earlier to occur of receipt of (i) written directions executed by Buyer and Seller, or (ii) an order of an arbitrator appointed by the American Arbitration Association directing payment thereof.
ARTICLE VIII
REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER
Seller hereby represents, warrants and covenants, as of the date of this Agreement and as of the Closing Date as follows:

Section 8.1	Authorization. Seller is duly and legally authorized to enter into this Agreement and has complied with all laws, rules, regulations, charter provisions and bylaws to which it may be subject in connection with this Agreement and the undersigned representative is authorized to act on behalf of and bind Seller to the terms of this Agreement.

Section 8.2	Binding Obligations. This Agreement and all of the obligations of Seller hereunder are the legal, valid and binding obligations of Seller, enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’

rights generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

Section 8.3	No Breach or Default. The execution and delivery of this Agreement and the performance of its obligations hereunder by Seller will not conflict with any provision of any law or regulation to which Seller is subject or conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which Seller is a party or by which it is bound or any order or decree applicable to Seller, or result in the violation of any law, rule, regulation, order, judgment or decree to which Seller or its property is subject.

Section 8.4	Title to Accounts. Seller is the lawful holder of the Accounts, having received title to the credit card accounts from CCA Assets LLC pursuant to that certain Bill of Sale a copy of which is attached hereto as Exhibit C-1 (CCA Assets LLC having received title to such credit card accounts from First Consumers National Bank pursuant to that certain Bill of Sale a copy of which is attached hereto as Exhibit C-2) and to the receivables from Spiegel Credit Card Master Note Trust pursuant to that certain Bill of Sale a copy of which attached hereto as Exhibit C-3. Seller is duly and legally authorized to sell, transfer, convey and assign its rights therein. Since having acquired title to such accounts and receivables from Spiegel Credit Card Master Note Trust and CCA Assets LLC, Seller has not made any assignment, conveyance, transfer or sale of any of its rights or interests in the Accounts.

Section 8.5	Compliance with Law. The Accounts have been originated, serviced and collected in accordance with all applicable laws, and the Accounts are valid, legally enforceable debts, due and owing from each Obligor.

Section 8.6	Broker. Seller has not engaged any broker or agent in connection with this Agreement or the transactions contemplated by this Agreement or to which this Agreement relates except Loan Sale Advisor for whose fees Seller shall be solely responsible in accordance with its agreement with Loan Sale Advisor and Seller covenants to defend with counsel approved by Buyer in its reasonable discretion and hold harmless and indemnify Buyer from and against any and all costs, expense or liability for any compensation, commissions and charges claimed against Buyer by any broker or agent based upon a written agreement with Seller relating to this Agreement or the transactions contemplated herein.

Section 8.7	Accounts. The Accounts are closed credit card accounts and are general intangibles as such term is defined in the Section 9-102 of the UCC and are not evidenced by instruments as such term is defined in Section 9-102 of the UCC.

Section 8.8	Holdback. Seller shall maintain the Holdback in the amounts and periods stated in the definition thereof.

Section 8.9	Survival. The representations and warranties set forth in this Article VIII shall survive the Closing Date for 180 days.

Section 8.10	Pending Legal Proceedings. No Account sold hereunder is subject to any legal proceeding (other than a bankruptcy proceeding) initiated by an Obligor as of the Closing Date.

Section 8.11	Account Balances. The Account Balances as shown on the Account Schedule are true and correct as of the Cutoff Date.
EXCEPT FOR THOSE EXPRESSED IN THIS ARTICLE VIII, NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, HAVE BEEN MADE BY SELLER OR BY ANYONE ACTING ON ITS BEHALF. WITHOUT IN ANY WAY LIMITING THE GENERALITY OF THE FOREGOING, NO WARRANTIES OR REPRESENTATIONS HAVE BEEN MADE OR ARE MADE REGARDING (i) THE COLLECTIBILITY OR ENFORCEABILITY OF ANY THE ACCOUNTS OR (ii) THE CREDITWORTHINESS OF ANY OBLIGOR, GUARANTOR, OR SURETY WITH RESPECT TO ANY OF THE ACCOUNTS.
ARTICLE IX
INDEMNIFICATION

Section 9.1	Buyer’s Indemnification. From and after the date of this Agreement, Buyer shall indemnify and hold Seller, CCA Assets LLC and their respective affiliates, and their respective directors, officers, employees, agents and advisors (each a “Seller Indemnified Party”) harmless against and from any and all liability for, and from and against any and all losses or damages a Seller Indemnified Party may suffer as a result of, any claim, demand, cost, expense, or judgment of any type, kind, character or nature asserted by any third party (herein, “Seller Claims”) including, without limitation, all reasonable expenses incurred by a Seller Indemnified Party in investigating, preparing or defending against any such Seller Claims and reasonable attorneys’ fees both for such defense and all costs and expenses incurred by a Seller Indemnified Party to enforce this indemnification, which a Seller Indemnified Party shall incur or suffer as a result of:
(i)	the material inaccuracy of any of Buyer’s representations or warranties made in this Agreement,

(ii)	the material breach of any of Buyer’s covenants made in this Agreement,

(iii)	any claim by any Obligor regarding assignment, subsequent enforcement, servicing or administration of the Accounts by Buyer or Buyer’s agents, or

(iv)	any claim arising under the Escrow Agreement resulting from any act or omission of Buyer.
The obligations of Buyer under this Article IX shall survive the closing of the transactions herein contemplated for a period of two (2) years

Section 9.2	Seller’s Indemnification. From and after the date of this Agreement, Seller shall indemnify and hold Buyer and its affiliates, and their respective directors, officers, employees, agents and advisors (each a “Buyer Indemnified Party”) harmless against and from any and all liability for, and from and against any and all losses or damages a Buyer Indemnified Party may suffer as a result of, any claim, demand, cost, expense, or judgment of any type, kind, character or nature asserted by any third party (herein, “Buyer Claims”) including, without limitation, all reasonable expenses incurred by a Buyer Indemnified Party in investigating, preparing or defending against any such Buyer Claims and reasonable attorneys’ fees both for such defense and all costs and expenses incurred by Buyer to enforce this indemnification, which a Buyer Indemnified Party shall incur or suffer as a result of:

(i)	the material inaccuracy of any of Seller’s representations or warranties made in this Agreement,

(ii)	the material breach of any of Seller’s covenants made in this Agreement,

(iii)	any claim by any Obligor regarding the origination, servicing, collection or administration of the Accounts by Seller or Seller’s agents, or

(iv)	any claim arising under the Escrow Agreement resulting from any act or omission of Seller.
The obligations of Seller under this Article IX shall survive the closing of the transactions herein contemplated for one hundred and eighty days (180) days and, recourse against Seller shall be limited to the Holdback.

Section 9.3	Procedure for Indemnification. Any party seeking indemnification (“Indemnitee”) with respect to a Claim shall give prompt written notice thereof to the party against whom indemnification is sought (“Indemnitor”). Indemnitor shall have the right to assume the defense of any and all Claims for which indemnification is sought hereunder, and Indemnitee agrees to cooperate with Indemnitor in any such defense. If the amount of any Claim shall, at any time subsequent to payment pursuant to this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by Indemnitee to Indemnitor.
ARTICLE X
RESALE OF ACCOUNTS
Except as otherwise set forth in this Article X, Buyer may not assign any rights under this Agreement to any person or entity without the express prior written consent of Seller.

Section 10.1	Notice. If Buyer wishes to resell or transfer any of the Accounts to a third party (including without limitation, any of Buyer’s affiliated companies), Buyer must give Seller at least 10 days’ prior written notice (each, a “Resale Notice”) of Buyer’s desire to transfer. The Resale Notice shall:
(a)	identify the Account(s) that Buyer wishes to resell or transfer; and

(b)	identify by name and address each third party that potentially would purchase or otherwise receive the Account(s) from Buyer.
Notwithstanding the above, Buyer may resell or transfer the Accounts to one or more of its directly or indirectly wholly-owned entities or to one or more trusts established by such entities or pledge or create a security interest in the Accounts to or for a lender as collateral for a loan.

Section 10.2	Approval. Seller shall have the right to approve of any resale or transfer proposed by Buyer as provided in Section 10.1 hereof within the 10-day period following receipt of a Resale Notice, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 10.3	Assignment. If Buyer sells or transfers an Account to a third party in accordance with this Article X, Buyer shall assign to that third party all of Buyer’s obligations under this Agreement relating to such Account, and Buyer’s purchaser or transferee shall accept the assignment, and expressly assume such Accounts in a writing that specifically indicates that Seller is an intended beneficiary thereof. Seller shall not be obligated in any way to a third party who acquires or purports to have acquired any of the Accounts. Any resale or assignment of Accounts without concurrent assignment of Buyer’s obligations under this Agreement shall be void.

Section 10.4	Communication with Seller. Any approved third party to whom Buyer transfers Accounts shall not have the right to contact Seller directly and any communications between any such approved third-party transferees and Seller shall go through Buyer as the intermediary. Seller shall have the right, but not the obligation, to contact any third-party transferee directly if it receives collection complaints from any Obligor. In such case, Seller shall notify Buyer of its direct communication with such third-party transferee.

Section 10.5	Liability. No sale or transfer of any Account by Buyer to any person or entity will relieve Buyer of any of its obligations or liabilities under this Agreement.
ARTICLE XI
RESERVED
ARTICLE XII
NOTICES
Unless otherwise provided for herein, notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered but no later than the second Business Day following mailing sent by overnight mail or overnight courier, (b) when delivered, if sent by facsimile and receipt is confirmed by telephone, or (c) when received, if sent by e-mail and an e-mail confirming receipt is sent by the recipient, in each case to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

If to Seller:	Spiegel Acceptance Corporation
c/o Eddie Bauer Holdings, Inc.
10401 NE 8th Street, Suite 500
Bellevue, Washington 98004

Attn: Vivian Gysler
Tel: (425) 755-6167
Fax: (425) 755-7671
E-Mail: vivian.gysler@eddiebauer.com

If to Buyer:	eCast Settlement Corporation
383 Madison Avenue
New York, New York 10179
Attn: Mark Jackwicz
Tel: (212) 272-7278
Fax: (212) 272-8169
E-Mail: mjackwicz@bear.com

If to Escrow Agent :	The Bank of New York Trust Company, N.A.
2 North LaSalle Street, Suite 1020
MC DH-CH4
Chicago, Illinois 60602
Tel: (312) 827-8540
Fax: (312) 827-8562
Attention: David H. Hill
e-mail: dhhill@bankofny.com
ARTICLE XIII
MISCELLANEOUS PROVISIONS

Section 13.1	Severability. If any term, covenant, condition or provision hereof is unlawful, invalid, or unenforceable for any reason whatsoever, and such illegality, invalidity, or unenforceability does not affect the remaining parts of this Agreement, then all such remaining parts hereof shall be valid and enforceable and have full force and effect as if the invalid or unenforceable part had not been included.

Section 13.2	Rights Cumulative; Waivers. The rights of each of the parties under this Agreement are cumulative and may be exercised as often as any party considers appropriate under the terms and conditions specifically set forth. The rights of each of the parties hereunder shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

Section 13.3	Headings. The headings of the Articles and Sections contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

Section 13.4	Construction. Unless the context otherwise requires, singular nouns and pronouns, when used herein, shall be deemed to include the plural of such noun or pronoun and pronouns of one gender shall be deemed to include the equivalent pronoun of the other gender.

Section 13.5	Binding Effect. Subject to Article X, this Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights and benefits hereof, including the Addenda, Exhibits and Schedules hereto, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their respective heirs, executors, administrators, representatives, successors, and assigns.

Section 13.6	Prior Understandings. This Agreement supersedes any and all prior discussions and agreements between Seller and Buyer with respect to the purchase of the Accounts and other matters contained herein, and this Agreement contains the sole and entire understanding between the parties hereto with respect to the transactions contemplated herein.

Section 13.7	Integrated Agreement. This Agreement and all Addenda, Exhibits and Schedules hereto constitute the final complete expression of the intent and understanding of Buyer and Seller. This Agreement shall not be altered or modified except by a subsequent writing, signed by Buyer and Seller.

Section 13.8	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument, and either party hereto may execute this Agreement by signing any such counterpart.

Section 13.9	Non-Merger/Survival. Each and every covenant hereinabove made by Buyer or Seller shall survive the delivery of the Transfer Documents for the time period specified herein and shall not merge into the Transfer Documents, but instead shall be independently enforceable.

Section 13.10	Governing Law/Choice of Forum. This Agreement shall be construed, and the rights and obligations of Seller and Buyer hereunder determined, in accordance with the law of the State of New York, without giving effect to any choice of law principles. Buyer unconditionally and irrevocably consents to submit to the exclusive jurisdiction of any competent Federal or state court in the Borough of Manhattan in the State of New York for any action, suit or proceeding arising out of or related to this Agreement (and Buyer agrees not to commence any action, suit or proceeding relating thereto except in such courts), and Buyer further agrees that service of any process, summons, notice or document by certified mail to Buyer’s address as set forth herein shall be effective service of process for any action, suit or proceeding brought against Buyer in such court. In the event of litigation under this Agreement, the prevailing party shall be entitled to an award of attorneys’ fees and costs.

Section 13.11	No Third-Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the parties hereto, and none of the provisions of this Agreement shall be deemed to be for the benefit of any other person or entity.

Section 13.12	UCC Filings by Buyer. Immediately upon the sale of the Accounts to Buyer from Seller on the applicable Closing Date and at any time thereafter, Buyer may file, in each appropriate office any Uniform Commercial Code financing statement, and any amendments or any continuation statements thereto, required to perfect the sale of Accounts by Seller to Buyer.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

SPIEGEL ACCEPTANCE CORPORATION		eCAST SETTLEMENT CORPORATION

By:	/s/ Marvin E. Toland	By:	/s/ Timothy E. Stapleford

Its	President	Its	President